"GARFIELD" LICENSING AGREEMENT"


To:      American Royal Arts Corp.
         473 Old Country Road
         Westbury, N.Y.  11590

Contact Person:  Jerry Gladstone
      Telephone:  516-997-2220
              Fax:  516-997-2460


1. As the worldwide owner of the exploitation rights of the GARFIELD television programs, based on characters that have and may appear in the GARFIELD and U.S. Acres comic strips created by Jim Davis (the "Licensed Property"), Mendelson/Paws Productions ("MPP") grants to you, under the terms and conditions of this Agreement, AN EXCLUSIVE LICENSE to the distribution and sale and advertisement of the following described articles ("Licensed Articles") solely within the United States, its territories and possessions (the "Licensed Territory"):

LICENSED ARTICLES:

      Original production animation cels from GARFIELD prime time television specials, and GARFIELD AND FRIENDS (US Acres) Saturday morning shows.

Distribution of the Licensed Articles are limited to animation and fine art galleries, upscale gift stores, and catalog; provided, that you shall have a limited right to offer to sell the Licensed Articles by auction with the advance consent of MPP, which consent will not be unreasonably withheld. Notwithstanding the foregoing, MPP shall have the right to limit the amount of Licensed Articles released for sale during a calendar year, and to withhold certain cels entirely from the market.

Notwithstanding the exclusivity granted by this Agreement, MPP shall have the right of direct sales and/or to donate cels with no financial obligation to you.

MPP agrees to work with you in an effort to find suitable distributors for the Licensed Articles outside of the Licensed Territory.

Specific trademark registrations or applications for trademark registration within the scope of this license, if any, may be attached to this Agreement by MPP.

This license includes the right to affix the Licensed Property on or to packaging, advertising and promotional materials sold or used in connection with the Licensed Articles ("Collateral Materials").


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2. THIS  LICENSE  WILL  COMMENCE  ON  JANUARY  1, 1995 AND WILL  CONTINUE  UNTIL
DECEMBER 31, 1997, provided you honor the terms of this Agreement. So long as you are in compliance with the terms of this Agreement and upon your written request, MPP agrees to commence negotiations with you for a possible renewal of this Agreement 90 days before the expiration date of this Agreement.

3. YOU AGREE TO PAY MPP ROYALTIES EQUAL TO 50.00% OF YOUR USUAL "NET SALES PRICE" for all Licensed Articles sold to third parties in the course of your sales activities, including those of your related entities. A Licensed Article is considered "sold" when you first claim a right to payment. "Net Sales Price" means gross sales price less sales tax but without deduction for any other items like commissions, assessments, expenses, or uncollectible accounts. As a credit against royalties, your non-refundable ADVANCE IS $0.00, which is due upon your execution of this Agreement. In addition, you GUARANTEE that you will pay MPP MINIMUM ROYALTIES IN THE AMOUNT OF $250,000.00 (which is over and above your advance) payable on or before expiration or earlier termination of this Agreement.

4. Throughout the term of this Agreement you agree to use reasonable and good faith efforts to advertise, promote and sell the Licensed Articles in the Licensed Territory. You have also agreed to sell the Licensed Articles at a competitive price and to not discriminate against the Licensed Articles by granting discounts or incentives in favor of your other products. In no event will you "dump" or sell or offer to sell the Licensed Articles at a price below cost. You further agree to not discount the price of the Licensed Articles from the previously agreed upon retail and wholesale prices without the prior consent of MPP, which consent will not be unreasonably withheld. If you are unable to maintain regular sales of a particular Licensed Article, MPP will have the right on 30 days advance notice to you to terminate the license granted by this Agreement with respect to such Licensed Article.

5. You also agreed to exert your reasonable and good faith efforts to perform in accordance with written Marketing Plans for the Licensed Articles that you provide to MPP. If you have not already done so, you agree to provide MPP with your initial Marketing Plan within 30 days of your signing of this Agreement. Additional Marketing Plans will be done by you on each yearly anniversary of the commencement date of this Agreement. Your Marketing Plans will describe for each Licensed Article your marketing timetable, sales projections, channels and methods of distribution, anticipated advertising support, and such other information as MPP may reasonably request.

6. You agree that you will not grant sublicenses under this Agreement and that you will not transfer or assign the license granted by this Agreement, and that you will not delegate your duties to anyone else.

7. Before you may use the Licensed Property in any fashion, you agree to submit to us for our approval the following materials for each Licensed Article: (1) a generic sample of each Licensed Article showing the general quality of each Licensed Article to be sold by you; (2) a concept for each proposed Licensed Article, showing rough art and product design; (3) finished artwork for

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each  Licensed  Article;  and  (4) a  pre-production  prototype  sample  of each
Licensed Article, showing the exact form, finish and quality that each Licensed Article will have when sold. You agree to get MPP' prior written approval for each Licensed Article at each of the above steps, as well as our prior written approval of any Collateral Materials for each Licensed Article.

Upon approval of the prototypes and/or Collateral Materials, you agree that all Licensed Articles sold shall conform exactly to the approved prototype(s), and that the Collateral Materials will not be modified in any fashion without the advance consent of MPP. You agree to send immediately to MPP twelve production samples from the first production run for all Collateral Materials. You agree that you will not sell, distribute or use, or permit any third party to sell, distribute or use any Licensed Article or any Collateral Material that is damaged, defective, a second, or that otherwise fails to conform exactly to the approved prototypes and/or Collateral Materials as approved.

MPP will respond to your requests for approval as soon as it reasonably can, and in case of disapproval, MPP will explain to you why. MPP will exercise its approval rights in good faith.

You agree that MPP may require the artwork of the Licensed Property to be updated on Collateral Materials three years after MPP' first approval of the item.

8. Unless MPP gives you permission in writing, all character art and editorial for the Licensed Articles and Collateral Materials must be provided by MPP, and only current art may be used. MPP will provide you with existing art at its standard rates for reproduction, handling and mailing. All custom art work must be done by MPP (unless you are authorized in writing by MPP), and you will be charged a competitive price. If MPP authorizes you to do art and/or editorial for Collateral Materials, you agree that all rights in such works, including but not limited to the copyrights therein, and/or the trademarks, including goodwill represented thereby, shall upon creation be transferred and assigned to Paws, Incorporated (a member of the MPP joint venture) and shall be deemed to be the property of Paws, Incorporated ("Paws"). The original media upon which all art and editorial relating to the Property resides, whether created by you or any other person at your request, shall be owned by Paws and will be delivered to us with the items described in paragraph 19 below. You agree to execute and cause to be executed by your employees and/or contractors such documents as MPP or Paws may request to carry out the intent of this paragraph.

9. Paws will obtain in its own name and at its own expense trademark, copyright or other proprietary protection for the Licensed Property or the Licensed Articles and/or Collateral Materials as MPP or Paws deems appropriate. In order for MPP and Paws to accomplish this, you agree to provide MPP and Paws upon request with information relating to the date when a Licensed Article was first placed on sale, the dates of first use of the Licensed Property on any Licensed Article, and such other information as MPP or Paws may reasonably request, including similar information relating to Collateral Materials. You agree that you will not seek or obtain any trademark, copyright or other protection or take any other action which might affect Paws' ownership of any of the rights in the Licensed Property. You understand and agree that your use of the Licensed Property shall inure to Paws' exclusive benefit and that you will not acquire any

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rights  in the  Licensed  Property  by  virtue  of any use  you may  make of the
Licensed Property, other than as specifically set out in this Agreement.

You agree that the Licensed Articles and all Collateral Materials shall bear such permanent copyright, trademark and other proprietary rights notices as MPP may direct, and that no Licensed Article will be sold or distributed, and no Collateral Materials will be used, that do not in each case bear such notices as MPP may direct. You also agree that you will not, without the prior written consent of MPP, affix to the Licensed Articles or any Collateral Materials any copyright, trademark or other proprietary notices in your name or the name of any other entity.

If MPP or Paws thinks it appropriate, you also agree to execute and cause to be executed by your employees and/or contractors such documents as MPP or Paws may request to carry out the intent of this paragraph.

10. You agree that the quality and style of the Licensed Articles as well as the quality and style of all Collateral Materials shall be at least as high as the best quality of similar products and promotional, advertising and packaging material sold or distributed by you in the Licensed Territory. You also warrant that the Licensed Articles and Collateral Materials: (1) will not infringe upon or violate any rights of any third party; (2) will be of high standard in style, appearance and quality; (3) will be safe for use by consumers and others; (4) will be in compliance with all applicable governmental laws, rules or regulations; and (5) will not be sold or distributed in any manner or in any place not specifically authorized by this Agreement.

11. You agree that the Licensed Articles may not be used as gifts with purchasers or as premiums (such as in connection with joint merchandising programs; giveaways; or other kinds of promotional programs designed to promote the sale of the Licensed Articles or other goods or services). The license granted by this Agreement does not include the right to sell, distribute, or offer to sell or distribute, the Licensed Articles for purposes of sale outside of the Licensed Territory, or in connection with or in relation to the release (theatrical or on TV) of a movie featuring the Licensed Property.

12. Within thirty (30) days after the end of each calendar quarter, you agree to provide MPP with payment in U.S. dollars of all royalties due on all Licensed Articles sold in such period, together with a complete and accurate statement of your Net Sales of the Licensed Articles for such period. Each statement will include information by s.k.u. as to the number, description and gross selling price of the Licensed Articles shipped or sold by you during each such period, the nature and amount of any allowable deductions, and such other information as we may reasonably request. Each statement shall be due regardless of whether or not royalties are payable with respect to such period.

Should MPP elect to do so during the term of this agreement or within 2 years after the expiration or termination of this Agreement, you agree to allow MPP (or its designee) access to your books and records and/or facilities and you agree to cooperate with MPP in conducting an audit of your

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activities  relating  to  this  Agreement.  Acceptance  by MPP of any  statement furnished or royalty paid will not preclude MPP from questioning the correctness thereof.

You also agree that time is of the essence with respect to all royalty payments to be made under this Agreement, and that any sums of money that are owed to MPP by you under this Agreement and not paid when due shall bear interest at the rate of 12% per annum. If any audit performed by MPP, or on MPP' behalf, identifies a shortfall of 5% or more in royalties due for any Licensed Article in any calendar quarter, you agree to reimburse MPP for its reasonable charges and expenses associated with conducting the audit.

All royalty  payments and all royalty  statements  shall be submitted to MPP at:
Paws, Incorporated, 5440 E. County Road 450 N., Albany, Indiana, U.S.A. 47320-9728, or as may otherwise be directed by MPP in writing.

13. You agree to promptly advise MPP as soon as you become aware of any unauthorized use of the Licensed Property and to reasonably cooperate with MPP in stopping or attempting to stop any such infringing activity.

14. If requested by MPP to do so, you agree to deliver to authorized MPP licensee(s), at your cost of duplication or fabrication plus 10%, a duplicate of all molds, dies, films, patterns, or similar items from which any Collateral Materials were made. Such licensees shall be authorized by MPP to use such materials only for advertising and sales outside of the Licensed Territory.

15. MPP represents to you that it has the exclusive right to grant this license to you, and if anyone claims that your approved use of the Licensed Property infringes any ownership right or claim of another person, you agree to notify MPP immediately. MPP will then take over the handling of the claim and protect you against monetary losses (but excluding lost profits) that you sustain as a result of such a claim. You agree to reasonably cooperate with MPP in handling and resolving the claim, and to do nothing to interfere with the ability of MPP to defend and resolve the same.

16. You agree to defend, indemnify and save MPP harmless from and against any and all claims, demands, causes of action, judgments, damages, losses, costs and expenses (including attorneys' fees) arising from any claim or demand made against MPP by any third party and arising from or in connection with the conduct of your business, or your activities under this Agreement (except for claims covered by the preceding paragraph). Your obligation under this paragraph will include any claims or demands arising out of the activities of and/or made by your employees, agents, representatives, distributors, retailers, or manufacturers.

17. You also agree to carry and maintain in effect at your expense during the term of this Agreement (and for 3 years thereafter if it is a "claims made" policy as opposed to an "occurrence" policy) Product Liability Insurance from a qualified insurance company providing protection in the minimum amount of One Million Dollars per person and Two Million Dollars per occurrence, and providing protection against any claim, liability, damage, loss, cost or expense

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arising  out of any  alleged or actual  defects  or  negligence  or other  fault associated with the design, manufacture and/or sale or distribution of the Licensed Articles. Such insurance shall name MPP, its directors, officers, employees and agents, as additional insureds, and provide that no modification, lapse or termination shall occur without 30 days advance written notice to MPP. You agree to provide MPP with a certificate evidencing that such insurance is in place.

18. MPP may terminate this Agreement upon written notice to you if you sell or offer to sell: (a) any item not included within the description of Licensed Article(s); or (b) any Licensed Article which has not been approved in advance by MPP as required by the terms of this Agreement. If you should fail to perform any of your other obligations under this Agreement, and such failure continues for fifteen (15) days after MPP has notified you in writing of the failure, then MPP may terminate this Agreement by notifying you in writing, whereupon all accrued royalties, and guarantees, shall be immediately due and payable. Upon expiration or termination of this Agreement, all rights granted in this Agreement shall revert to MPP, and you agree to immediately stop doing everything relating to the Licensed Articles and the Licensed Property. MPP will also be entitled to suspend the performance of any of its duties, and to pursue all other remedies available to MPP at law or in equity, and recover all of its costs and expenses (including reasonable attorney fees) which it incurs in enforcing its rights. You agree that MPP will be entitled to injunctive relief (in addition to any other available remedies) with respect to any unauthorized use of the Licensed Property. Written notice under this paragraph may be given by facsimile transmittal.

19. Upon the earlier of (i) expiration of this Agreement; (ii) termination of this Agreement; or (iii) regular sales are no longer being made for a particular Article(s), you agree to deliver to MPP all molds, dies, films, patterns, or similar items from which the Licensed Articles and any Collateral Materials were made, together with all original art work. In addition, upon expiration or earlier termination, you agree to terminate all agreements with manufacturers, distributors, and others which relate to the manufacture, sale, distribution and use of the Licensed Property and/or the Licensed Articles.

20. Thirty (30) days before expiration of this Agreement, you promise to give to MPP a written inventory of all Licensed Articles in your possession or control, whereupon you will have the non-exclusive right to sell-off the Licensed Articles so listed for a period of 90 days following the expiration date of this Agreement, subject to the payment of royalties on such sales in accordance with the terms of this Agreement. MPP will have the right, if it so elects, to buy any or all of the Licensed Articles listed on the inventory at your cost of manufacture. You will not have any sell-off rights in the event of termination of this Agreement, but you must nonetheless provide to us, within 15 days after termination, a written inventory of all Licensed Articles in your possession or control.

21. You agree that this Agreement does not create a partnership or joint venture between you and MPP, and that you will have no power to obligate or bind MPP in any manner whatsoever.


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22.  You agree  that no waiver by MPP of your  failure  to  perform  any of your obligations under this Agreement and/or any material breach of any provision of this Agreement shall be deemed a waiver of a subsequent failure and/or breach. You acknowledge that you have had this Agreement reviewed by your attorney (or have had the opportunity to do so), that you have had the opportunity to request changes or revisions, and that you do not consider any provision herein to be ambiguous or unclear; accordingly, you agree that any rule of contract interpretation or construction to the effect that ambiguities or uncertainties will be construed against the drafting party shall not be applied to the interpretation or construction of this Agreement.

23. You agree to: (a) arrange for and pay the cost of shipping all of the Licensed Articles from their current location to your warehouse in Long Island;
(b) obtain suitable storage space for the Licensed Articles at your expense, and the facility must be secure, climate controlled, and equipped with a sprinkler system; (c) obtain property and casualty insurance against the whole or partial loss or destruction of the cels with limits of not less than $5 million and upon terms reasonably satisfactory to MPP; (d) clean, sort, inventory and properly store all of the Licensed Articles and to provide MPP with a complete and accurate listing of the inventory not later than April 30, 1995; (e) discuss in good faith with MPP the proper retail and wholesale price for each Licensed Article to be marketed; (f) be solely responsible for all costs, including advertising, catalogs, mailers, mailing expenses, sales expenses, production expenses, expenses incidental to or associated with appearances by Jim Davis (or other representatives of Paws, Incorporated, Film Roman, or Mendelson Productions), administrative expenses, overhead expenses, et cetera.

MPP agrees to exert its best efforts to cause Jim Davis, Lee Mendelson and/or Phil Roman to affix their signatures to the Licensed Articles so long as you arrange and pay for the shipping and transportation of the Licensed Articles to the appropriate persons for signature.

24. This Agreement constitutes the entire agreement between you and MPP, and supersedes all prior discussions and agreements, and you agree that it will be controlled by the laws of the State of Indiana, regardless of the place or places of its physical execution and performance. This Agreement may only be modified in writing, signed by both parties. If any term or provision is declared invalid, all other provisions shall remain in full force and effect. Each party agrees to notify the other of any change in mailing address or change in operational personnel.

Mendelson/Paws Productions


By:
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By:
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Date:
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American Royal Arts Corp.

By:  /s/ Jerry Gladstone
     -------------------

Printed Name and Title:  Jerry Gladstone, President
                         --------------------------













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05/06/97

GARFIELD AMENDMENT

American Royal Arts
Attn:  Jerry Gladstone
473 Old Country Road
Westbury, N.Y.  11590

Dear Jerry:

This will confirm our mutual agreement to amend our Mendelson/Paws Productions Agreement with a begin date of January 1, 1995, in the following particulars:

The expiration date is changed to December 31, 1998. Your minimum royalty guarantee is changed for the contract period to $275,000 USD for the United States. Your minimum royalty guarantee for your rights outside of the USA shall remain at $15,000 USD.

Paws, on behalf of Mendelson/Paws Productions, consents to the assignment of the Agreement from American Royal Arts to Collectibles U.S.A., Inc.
("Collectibles"), a Delaware corporation with a principal office at 2081 Landings Drive, Mountain View, California 94043, conditioned upon the completion of the initial public offering of shares of Collectibles' common stock by December 31, 1997.

All other terms remain in full force and effect.

Please acknowledge this amendment by signing and returning the original of this letter to me.

Very truly yours,

/s/  Richard Hamilton
-------------------------------
Richard Hamilton
Vice President
(317) 287-2365
FAX (317) 287-2220

Acknowledged and agreed to:

American Royal Arts

By:  /s/  Jerry Gladstone
     --------------------------
     Jerry Gladstone, President
     --------------------------
Printed Name and Title:

Date:       May 7, 1997
     --------------------------

Contract Number:  TV-ARAS_USA01-3